Exhibit 99.1

THIS ANNOUNCEMENT RELATES TO THE DISCLOSURE OF INFORMATION THAT QUALIFIED OR MAY HAVE QUALIFIED AS INSIDE INFORMATION WITHIN THE MEANING OF ARTICLE 7(1) OF THE MARKET ABUSE REGULATION (EU) 596/2014 (AS IT FORMS PART OF DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018)

NOTICE OF PARTIAL redemption
to the holders of the outstanding
Euro-denominated 3.250 per cent. Notes due 2025 (ISIN: XS1321149434)
(the “Notes”)
issued by
Kennedy Wilson Europe Real Estate Limited
(formerly known as Kennedy Wilson Europe Real Estate Plc)
(the “Issuer”)

NOTICE IS HEREBY GIVEN to the holders of the Notes (the “Noteholders”) that the Issuer has elected to redeem €175,000,000 in aggregate nominal amount of the Notes in accordance with (i) Condition 6(d) (Redemption at the Option of the Issuer) of the Terms and Conditions of the Notes and the Final Terms dated 10 November 2015 and 15 April 2016 in connection with the Notes (together, the “Final Terms” and, together with the Terms and Conditions of the Notes, the “Conditions”) and (ii) the terms of the permanent global note representing the Notes.

As at the date of this notice, the outstanding aggregate nominal amount of the Notes is €475,000,000.

Following the partial redemption of the Notes, €300,000,000 in aggregate nominal amount of the Notes will remain outstanding.

The redemption date for the aggregate nominal amount of the Notes which are called for redemption pursuant to this notice will be 18 December 2024 (the “Optional Redemption Date”).

In accordance with Condition 6(d) and the Final Terms, the aggregate nominal amount of the Notes called for redemption will be redeemed at the Optional Redemption Amount, being the Make Whole Redemption Amount (each as defined and described in the Conditions), together with interest accrued to (but excluding) the Optional Redemption Date.

The Make Whole Redemption Amount and the amount of accrued interest per Calculation Amount (as defined in the Conditions) will be notified to the Noteholders on 16 December 2024, such date being the second business day in London prior to the Optional Redemption Date (being the Determination Date for the purposes of Condition 6(d)).

For further information you may contact:
Daven Bhavsar, CFA
Vice President of Investor Relations
dbhavsar@kennedywilson.com

0111390-0000052 UKO2: 2009001214.3	1

This notice, which is irrevocable, is given by Kennedy Wilson Europe Real Estate Limited on 7 November 2024.

This notice is released by the Issuer and contains information that qualified or may have qualified as inside information for the purposes of Article 7 of the Market Abuse Regulation (EU) 596/2014 (as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018) (“MAR”), encompassing information relating to the partial redemption of Notes described above. For the purposes of MAR and Article 2 of Commission Implementing Regulation (EU) 2016/1055 (as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018), this announcement is made by Padmini Singla, General Counsel, Europe of the Issuer.

LEI Number: 213800WIL553Z1T6DZ52

0111390-0000052 UKO2: 2009001214.3	2